(BUFFETS HOLDINGS) Buffets Holdings, Inc. Appoints Mario Lee as Operations Head

EAGAN, Minn. — (BUSINESS WIRE)-January 10, 2006-Buffets Holdings, Inc. (“Buffets Holdings”), the parent company of Buffets, Inc. (“Buffets”), today reported that Mario Lee has been appointed as its new Executive Vice President of Operations. Mr. Lee will oversee the operation of Buffets’ 342 HomeTown Buffet®, Old Country Buffet®, and Country Buffet® restaurants in 33 states.

Mr. Lee, 45, has been with Buffets for 11 years, beginning as a General Manager and rapidly progressing to positions of greater responsibility. He served most recently as Regional Vice President of Operations, a position he has held since 2001. Mr. Lee has over 27 years of restaurant industry experience including management and multi-unit responsibilities with other family-oriented restaurant concepts prior to joining Buffets. Mr. Lee has shown a passion for operational excellence and the ability to grow sales, both in the Company’s strongest markets as well as in challenged areas. Speaking of Mr. Lee’s appointment, R. Michael Andrews, Jr., CEO of Buffets stated “Mario Lee has been an enthusiastic champion of our restaurant concept for years. His drive and results-oriented approach are equaled by his great people development skills.”

Mr. Lee replaces Dale Maxfield, who is leaving the Company effective January 19, 2006.

In addition to its 342 company-owned buffet restaurants, the company franchises 18 buffet restaurants in seven states. Buffets Holdings Inc.‘s subsidiaries also operate 9 Tahoe Joe’s Famous Steakhouse® restaurants.

CONTACT:
R. Michael Andrews, Jr.
Chief Executive Officer
Buffets Holdings, Inc.
(651) 994-8608